CONTACT: John Zettler
Senior Vice President and Chief Financial Officer
715 836-9994 x109
DATE: August 3, 2007
FOR IMMEDIATE RELEASE

CITIZENS COMMUNITY BANCORP, INC. ANNOUNCES
THIRD-QUARTER RESULTS

EAU CLAIRE, Wis.--August 3-- Citizens Community Bancorp, Inc., (NASDAQ: CZWI), the holding company for Citizens Community Federal, today reported results for its fiscal 2007 third quarter ended June 30, 2007.

For the third quarter, the company reported net income of $307,000, an increase of 265.5 percent from net income of $84,000 for the 2006 third quarter. The year-over-year increase was primarily due to an increase in net interest income.

Net income for the nine-months ended June 30, 2007, totaled $349,000, versus $333,000 for the year-earlier period. Fiscal 2007 nine-month net income included a one-time, after-tax charge of $370,000 ($610,000 pre-tax) taken in the first quarter of fiscal 2007 related to agreements with two Citizens Community Federal executives who resigned. Excluding the charge, the Company would have reported nine-month net income of $719,000, a 115.9 percent increase from the prior year.

On a basic and diluted, per-share basis, Citizens Community Bancorp, Inc. reported third-quarter earnings of $0.05 per share, up from earnings of $0.01 per share for the year-earlier three-month period. For the nine months, the Company reported basic and diluted earnings of $0.05 per share, in line with earnings of $0.05 per share in 2006. Excluding the first-quarter charge detailed above, the Company would have reported nine-month basic and diluted per-share earnings of $0.11. Earnings per share for the prior-year three- and nine-month periods were restated to reflect the impact of the October 31, 2006, second step conversion and reorganization of the Company.

Net interest income for the third quarter totaled $2.7 million, up from $2.1 million for the prior-year period. For the 2007 nine-months, net interest income was $7.7 million, compared to $6.5 million generated in 2006. The increase in both 2007 periods was the result of a rise in the average balance of loans receivable, combined with a portion of the proceeds from Citizens' second step offering being used to pay down Federal Home Loan Bank advances.

Non-interest income declined to $449,000 for the third quarter, from $473,000 for the prior-year period. For the nine months, non-interest income was $1.3 million, compared to $1.3 million in 2006. The slight decrease for the 2007 three-months was primarily due to lower loan fees and service charges.

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Citizens Community Bancorp, Inc.
August 3, 2007

Non-interest expense rose modestly to $2.5 million for the 2007 third quarter, from $2.4 million for the prior-year period, but was down sequentially from $2.6 million in the second quarter of 2007. For the nine months, non-interest expense increased to $8.0 million, versus $7.1 million for the prior-year period, primarily due to the one-time $610,000 charge referenced above.

Total assets were $330.6 million at June 30, 2007, compared with $302.1 million at March 31, 2007, and $284.0 million at September 30, 2006. The 2007 fiscal year rise of $46.6 million, or 16.4 percent, was primarily due to a $40.9 million increase in loans receivable.

Deposits grew to $201.2 million at June 30, 2007, from $186.7 million at September 30, 2006. The fiscal year-to-date increase is $14.5 million or 7.8 percent.

The Company's non-performing assets were $1.7 million at June 30, 2007, or 0.53 percent of total assets, down from 0.66 percent at December 31, 2006, and down from 0.63 percent at September 30, 2006. Net charge-offs for the quarter ended June 30, 2007 were $105,000, compared with $82,000 for the quarter ended March 31, 2007, and $86,000 for the quarter ended December 31, 2006. The ratio of the allowance for loan losses to total loans was 0.30 percent at June 30, 2007, compared with 0.32 percent at September 30, 2006.

Said James Cooley, president and chief executive officer of Citizens Community Bancorp, Inc., "While prevailing market conditions have proven challenging for many, Citizens delivered significant year-over-year third-quarter earnings growth. The fundamental strength of our business model, employees and commitment to superior service continues to drive robust performance. Looking to the future, we are exploring further growth in select locations and focusing on improving efficiencies."

About Citizens Community Bancorp, Inc.
Citizens Community Bancorp, Inc., based in Eau Claire, Wisconsin, is the holding company for Citizens Community Federal, a federal savings association operating 12 full-service banking offices in Wisconsin, Minnesota and Michigan. Please visit us online at www.citizenscommunityfederal.net.

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Citizens Community Bancorp, Inc.
August 3, 2007

Except for historical information contained herein, the matters contained in this news release and other information in the Company's SEC filings, may express "forward looking statement" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

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Citizens Community Bancorp, Inc. August 3, 2007 Page 4

CITIZENS COMMUNITY BANCORP, INC.
SELECTED FINANCIAL INFORMATION - UNAUDITED
(in thousands, except per share data)

	June 30, 2007	September 30, 2006

Selected Financial Condition Data
Total Assets	$330,640	$283,990
Cash and Cash equivalents	$8,177	$6,170
Loans receivable	$300,221	$259,302
Allowance for Loan Losses	($887)	($835)
Deposits	$201,189	$186,711
Federal Home Loan Bank Advances	$47,845	$61,200
Total Equity	$77,756	$30,082

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006

Selected Operations Data
Total interest and dividend income	$4,854	$4,010	$13,708	$11,535
Interest expense	$2,183	$1,883	$6,022	$5,024

Net interest income	$2,671	$2,127	$7,686	$6,511
Provision for loan losses	$135	$63	$325	$171

Net interest income after provision for loan loss	$2,536	$2,064	$7,361	$6,340
Total non-interest income	$449	$473	$1,258	$1,342
Total non-interest expense	$2,451	$2,394	$8,015	$7,113

Income before provision for income tax	$534	$143	$604	$569
Provision for income taxes	$227	$59	$255	$236

Net income	$307	$84	$349	$333

Per Share Information
Basic earnings	$0.05	$0.01*	$0.05	$0.05*
Diluted earnings	$0.05	$0.01*	$0.05	$0.05*
Dividends paid	$0.05	$0.05	$0.15	$0.15

* Earnings per share for the prior period was restated to reflect the impact of the second step conversion and reorganization of the Company, which occurred on October 31, 2006.

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Citizens Community Bancorp, Inc. August 3, 2007 Page 5
	June 30, 2007	September 30, 2006
	($ in thousands)	($ in thousands)
Asset Quality as of the period ended
Nonperforming loans (NPLs)	$1,370	$1,390
NPLs as a percent of total loans	0.47%	0.54%
Nonperforming Assets (NPAs)	$1,736	$1,779
NPAs as a percent of total assets	0.53%	0.63%
Allowance for loan losses	$887	$835
Allowance for loan losses as a percent of loans	0.30%	0.32%
Allowance for loan losses as a percent of NPLs	64.74%	60.07%
Net Charge offs for 9 months ended	$273	$176
Annualized Net Charge offs to average loans for the nine months ended	0.13%	0.10%

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